Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Eagle Bancorp Montana, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock par value $0.01 per share	Other(2)	251,256	$19.26	$4,839,191	0.0000927	$448.59
Total Offering Amounts					$4,839,191		$448.59
Total Fee Offsets							$--
Net Fee Due							$448.59

(1)

The number represents the number of shares which may be offered or sold under the Opportunity Bank of Montana Employee Stock Ownership Plan (the “ESOP”). Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the ESOP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Global Market on May 23, 2022, which was $19.26.